                      Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	April 26, 2017
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS 2017 FIRST QUARTER FINANCIAL RESULTS

Consolidated Results of Operations - Three-Month Periods Ended March 31, 2017 and 2016:

KING OF PRUSSIA, PA - Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended March 31, 2017, reported net income was $31.6 million, or $2.32 per diluted share, as compared to $4.4 million, or $.33 per diluted share, during the first quarter of 2016.

As reflected on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), our financial results for the first three months of 2017 include a gain of $27.2 million, or $2.00 per diluted share, recorded in connection with the March, 2017 Arlington Medical Properties LLC/St. Mary’s Professional Office Building transaction, as discussed below. After neutralizing the impact of the gain from the financial results for the three-month period ended March 31, 2017, our adjusted net income was $4.4 million, or $.32 per diluted share, during the first quarter of 2017, as compared to $4.4 million, or $.33 per diluted share, during the first quarter of 2016.

As calculated on the Supplemental Schedule, our funds from operations (“FFO”), which excludes the impact of gains and depreciation and amortization expense incurred by us and our unconsolidated affiliates, increased to $10.8 million, or $.80 per diluted share, during the first quarter of 2017, as compared to $10.2 million, or $.77 per diluted share during the first quarter of 2016.

Summary of March, 2017 Divestiture, Previously Announced 2016 Acquisitions and Other Potential 2017 Acquisitions in Connection With Planned Like-Kind Exchange Transactions Pursuant to Section 1031 of the IRS Code:

As part of a series of planned tax deferred like-kind exchange transactions pursuant to Section 1031 of the Internal Revenue Code, we have completed the divestiture of St. Mary’s Professional Office Building in March, 2017, as discussed below, and the two previously announced 2016 acquisitions, as outlined below. In addition, we may complete other potential 2017 acquisitions, as outlined below.

Divestiture of St. Mary’s Professional Office Building in March, 2017:

During March, 2017, Arlington Medical Properties LLC, a formerly jointly-owned limited liability company in which we held an 85% noncontrolling ownership interest, sold the real estate assets of St. Mary’s Professional Office Building (“St. Mary’s”). St. Mary’s, which has approximately 191,000 rentable square feet, is a multi-tenant medical office building located in Reno, Nevada. A third party member owned the remaining 15% of Arlington Medical Properties LLC which we acquired prior to the divestiture of St. Mary’s.

In connection with the divestiture of St. Mary’s, we are entitled to an aggregate of approximately $57.3 million of net cash proceeds.  These proceeds, which are net of closing costs and the purchase price paid for the minority member’s ownership interest in the LLC, include repayment to us of a $21.4 million member loan formerly extended to Arlington Medical Properties LLC. As of March 31, 2017, approximately $11.3 million of the net sale proceeds due to us are being held by a qualified 1031 exchange intermediary in connection with potential future acquisitions, as outlined below. Our results of operations for the three-month period ended March 31, 2017 include a net gain of $27.2 million (net of related transaction costs) recorded in connection with this transaction.

Acquisitions Previously Completed in 2016:

As previously announced during 2016, for an aggregate purchase price of approximately $39.6 million, we paid approximately $32.5 million in cash, and assumed approximately $7.1 million of third-party debt that is non-recourse to us, to acquire:

•

2704 North Tenaya Way located in Las Vegas, Nevada.  This medical office building, which consists of 45,000 rentable square feet, was acquired in November, 2016 for a total purchase price of approximately $15.3 million, including the assumption of approximately $7.1 million of third-party debt that is non-recourse to us.

•

Frederick Crestwood Medical Office Building located in Frederick, Maryland. This medical office building, which consists of approximately 62,300 rentable square feet, was acquired in September, 2016 for a purchase price of approximately $24.3 million.

Both of these 2016 acquisitions were planned and executed in accordance with the provisions of Section 1031 of the Internal Revenue Code and therefore we believe they qualify as tax deferred like-kind exchange transactions in connection with the above-mentioned divestiture of St. Mary’s in March, 2017.

Other Potential 2017 Acquisitions:

As part of the planned tax deferred like-kind exchange transactions under Section 1031 of the Internal Revenue Code in connection with the divestiture of St. Mary’s, in addition to the above-mentioned 2016 acquisitions, we may purchase one or more additional properties during 2017. However, we can provide no assurance that we will complete one or more additional acquisitions during 2017. Any additional acquisitions completed during 2017 would need to be finalized by mid-September in order to qualify as tax-deferred like-kind exchange transactions under the provisions of Section 1031 of the Internal Revenue Code in connection with the divestiture of St. Mary’s.

New Construction:

We have recently completed construction on Henderson Medical Plaza, a medical office building with 78,800 rentable square feet, located in Henderson, Nevada.  The MOB received its certificate of occupancy during April, 2017.  Henderson Medical Plaza is located on the campus of Henderson Hospital, a 130-bed acute care hospital owned by a subsidiary of Universal Health Services, Inc.  Henderson Hospital was completed and opened during the fourth quarter of 2016.

Dividend Information:

The first quarter dividend of $.655 per share was paid on March 31, 2017.

Capital Resources Information:

At March 31, 2017, we had $169.9 million of borrowings outstanding pursuant to the terms of our $250 million revolving credit agreement and $77.4 million of available borrowing capacity, net of outstanding borrowings and letters of credit.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, rehabilitation hospitals, sub-acute care facilities, surgery centers, free-standing emergency departments, childcare centers and medical/office buildings. We have investments in sixty-six properties located in twenty states.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare and healthcare real estate industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A - Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2016), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

We believe that adjusted net income and adjusted net income per diluted share (as reflected on the attached Supplemental Schedules), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of material items that are nonrecurring or non-operational in nature including items such as, but not limited to, gains on transactions.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, which are non-GAAP financial measures, are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition.  FFO adjusts for the effects of gains, such as gains on transactions that occurred during the periods presented. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2016. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three Months Ended March 31, 2017 and 2016

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Base rental - UHS facilities	$4,080	$4,081
Base rental - Non-related parties	9,970	8,815
Bonus rental - UHS facilities	1,288	1,246
Tenant reimbursements and other - Non-related parties	2,193	1,873
Tenant reimbursements and other - UHS facilities	219	211
	17,750	16,226
Expenses:
Depreciation and amortization	6,145	5,436
Advisory fees to UHS	866	767
Other operating expenses	4,705	4,400
Transaction costs	70	82
	11,786	10,685
Income before equity in income of unconsolidated limited liability companies ("LLCs"), interest expense and gain	5,964	5,541
Equity in income of unconsolidated LLCs	1,077	1,059
Gain on fair value recognition resulting from purchase of minority interest in majority-owned LLC, net	27,196	-
Interest expense, net	(2,675)	(2,172)
Net income	$31,562	$4,428
Basic earnings per share	$2.32	$0.33
Diluted earnings per share	$2.32	$0.33

Weighted average number of shares outstanding - Basic	13,580	13,307
Weighted average number of share equivalents	-	7
Weighted average number of shares and equivalents outstanding - Diluted	13,580	13,314

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the three months ended March 31, 2017 and 2016

(in thousands, except per share amounts)

(unaudited)

Calculation of Adjusted Net Income

	Three Months Ended		Three Months Ended
	March 31, 2017		March 31, 2016
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$31,562	$2.32	$4,428	$0.33
Adjustment:
Less: Gain on fair value recognition resulting from purchase of minority interest in majority-owned LLC, net	(27,196)	(2.00)	-	-
Adjusted net income	$4,366	$0.32	$4,428	$0.33

Calculation of Funds From Operations (“FFO”)

	Three Months Ended		Three Months Ended
	March 31, 2017		March 31, 2016
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$31,562	$2.32	$4,428	$0.33
Plus: Depreciation and amortization expense:
Consolidated investments	6,022	0.45	5,333	0.40
Unconsolidated affiliates	426	0.03	450	0.03
Less: Gain on fair value recognition resulting from purchase of minority interest in majority-owned LLC, net	(27,196)	(2.00)	-	-
FFO	$10,814	$0.80	$10,211	$0.77

Dividend paid per share		$0.655		$0.645

Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	March 31,	December 31,
	2017	2016
Assets:
Real Estate Investments:
Buildings and improvements and construction in progress	$536,356	$534,190
Accumulated depreciation	(143,346)	(138,588)
	393,010	395,602
Land	51,645	51,638
Net Real Estate Investments	444,655	447,240
Investments in and advances to limited liability companies ("LLCs")	4,722	35,593
Other Assets:
Cash and cash equivalents	4,067	3,930
Restricted cash	11,253	-
Base and bonus rent receivable from UHS	2,558	2,321
Rent receivable - other	5,515	5,291
Intangible assets (net of accumulated amortization of $27.4 million and $27.1 million at March 31, 2017 and December 31, 2016, respectively)	22,732	23,815
Deferred charges and other assets, net	6,877	6,560
Total Assets	$502,379	$524,750
Liabilities:
Line of credit borrowings	$169,900	$201,500
Mortgage notes payable, non-recourse to us, net	103,004	114,217
Accrued interest	563	626
Accrued expenses and other liabilities	9,423	11,809
Tenant reserves, deposits and prepaid rents	5,385	5,321
Total Liabilities	288,275	333,473
Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2017 - 13,600,036; 2016 - 13,599,055	136	136
Capital in excess of par value	255,846	255,656
Cumulative net income	604,063	572,501
Cumulative dividends	(646,028)	(637,121)
Accumulated other comprehensive income/(loss)	87	105
Total Equity	214,104	191,277
Total Liabilities and Equity	$502,379	$524,750